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EXHIBIT 11.1


                                   REMEC, Inc.
                   COMPUTATION OF NET INCOME PER COMMON SHARE


                                             Three months ended
                                             ------------------
                                         May 4, 1997    May 5, 1996
                                         -----------    -----------
Net income per common share:
  Net income                             $ 2,472,885     $1,007,849

Weighted average shares outstanding:
  Common stock                            12,176,289      9,438,752
  Effect of common stock equivalents         434,634        113,785
                                         -----------     ----------
                                          12,610,923      9,552,537
                                         -----------     ----------
Net income per common share              $      0.20     $     0.11
                                         ===========     ==========


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